Exhibit 99.1

                Healthaxis Announces Fourth Quarter and
 Full Year 2005 Financial Results; Cost Reductions Result in Narrowed
        Loss; Net Loss Improves from $3.48 to $0.44 Per Share

    IRVING, Texas--(BUSINESS WIRE)--March 23, 2006--Healthaxis Inc. (Nasdaq:HAXS), an innovative provider of technology-enhanced, integrated business process solutions and services, including claims and benefit administration applications, web-enabled software solutions and outsourced claims related services for health benefit administrators and health insurance claims processors, reported financial results today for the three months ended December 31, 2005 and for the full year.

    Fourth Quarter and Full Year 2005 Financial Highlights

    -- Revenues for the fourth quarter of 2005 were $3.7 million, compared to $4.1 million in the fourth quarter of 2004.
        Revenues for the year were $15.7 million, compared to $16.2 million in 2004.

    -- Lower revenues in the fourth quarter of 2005 are principally attributable to a reduction in professional services revenue and lower transaction volumes of both electronic and paper claims from a number of customers. The decline in revenues from the full year for 2004 is the combined effect of increased revenue from new and existing customers, more than offset by the loss of a customer at the end of 2004 and lower revenues from a different customer that had planned to transition its business away from the Company due to an acquisition. That customer's parent organization has now reversed its decision and is in the process of increasing its volume of business with the Company.

    -- Fourth quarter operating expenses were $4.2 million, down 18% from $5.1 million in the fourth quarter of 2004. Operating expenses for the year were $17.8 million, down 19 percent, compared to $21.9 million in 2004.

    -- The cost reductions are due to improved corporate productivity that resulted in lower personnel and related expenses. In addition, the company had lower legal and accounting fees, and a reduction in its corporate facilities costs resulting from moving its headquarters mid-year. The facilities cost reduction was partially offset by one-time charges totaling $537,000 related to the move, including the acceleration of lease payments that continued through the end of 2005. Finally, the company recorded a $979,000 benefit from the elimination of a contingent tax liability, and saw a $948,000 reduction in amortization costs for intangible assets.

    -- The $458,000 operating loss for the fourth quarter of 2005 compares to an operating loss of $991,000 in the fourth quarter of 2004. The operating loss for the year of $2.1 million compares to a $5.7 million loss for 2004.

    -- The net loss attributable to common shareholders for the fourth quarter of 2005 was $457,000, or $0.08 per share. This compares to a net loss attributable to common shareholders of $1.1 million, or $0.34 per share, for the fourth quarter of 2004. The net loss attributable to common shareholders for the year was $2.3 million, or $0.44 per share, compared to a loss of $9.9 million, or $3.48 per share a year ago. The number of weighted average common shares outstanding was significantly higher in 2005 than 2004, 5,174,159 shares compared to 2,856,532 shares in 2004, primarily due to the Company's sale of common stock to Tak Investments, Inc. in the second quarter of 2005.

    -- Cash at December 31, 2005 totaled $4.7 million, compared to $3.9 million at December 31, 2004.

    Management Comment and Review

    Commenting on the Company's 2005 results, John M. Carradine, the Company's Chief Executive Officer said: "The financial statements for 2005 reflect our steady progress in improving operating results, although revenues do not yet reflect the fact that we both added new customers to our business and grew with our existing customers. There were some declines in 2005 that disguise those facts. We expect to see that change in 2006. One reason is that we contracted in the fourth quarter last year to add significant new business during 2006 from the parent organization of an existing customer. As one of the largest TPA's in the country, this customer is moving almost all of their business to the Healthaxis system and has contracted to utilize most of the services we offer. It is a significant opportunity for us. Due to its scope and size, the project will require that we increase spending during the first six months of the year to meet our implementation obligations.
    "We pride ourselves on our excellent customer service and have a core value system that includes building mutually rewarding long-term relationships. We also continuously strive to enhance our offerings by adding additional services and capabilities that will improve our customers' businesses and competitiveness in their markets. As a result, in addition to the situation I described above, during 2005 and the first part of 2006 we have had several other customers renew or extend their business arrangements with us, others who have recently subscribed for expanded services, and still others who are examining ways we can provide additional services to their businesses to bring additional added value."
    Mr. Carradine continued, "Our trend of operations is good, as it has been for nearly five years. We have continued making productivity improvements and implementing cost control measures to bring us nearer to our goals of growth and profitability. We closed a significant financing in 2005 and continued to strengthen our organization, particularly sales. We have an outstanding value proposition for customers and as a result of better marketing, we are beginning to be noticed in the marketplace.
    "We believe we offer a set of services and solutions that very few companies in our marketplace can match. However, it takes time to demonstrate to customers the calculus of exactly how their operations can benefit from using Healthaxis. What we do for companies sometimes requires changing their operational structure. For many people, change equals risk, and some people are more risk averse than others. Nevertheless, the benefits are real, and with time, we are able to show that the risk/reward trade-off is too strong to ignore. We look forward to 2006 with enthusiasm."

    About Healthaxis Inc.

    Healthaxis (Nasdaq:HAXS) is a leading technology enhanced provider of fully integrated business process outsourcing and claims and administration solutions and services for health benefit administrators and health insurance claims processors. For information on Healthaxis products and services, call 800-519-0679 or visit www.healthaxis.com. For investor information, call 972-458-8000.

    Forward-Looking Statements:

    Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and performance, constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Risk Factors" in our most recently filed Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.



Healthaxis Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data) (Unaudited)


                            Three Months Ended    Twelve Months Ended
                                December 31           December 31
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------

Revenues                      $3,725     $4,077    $15,705    $16,162
Expenses:
   Cost of revenues            3,265      3,701     14,489     15,905
   Sales and marketing           346        464      1,139      1,475
   General and administrative    558        651      2,566      3,489
   Reversal of contingent
    tax liability                 --         --       (979)        --
   Lease abandonment charge       14         --        537         --
   Amortization of
    intangibles                   --        252         84      1,032
                           ---------- ---------- ---------- ----------
Total operating expenses       4,183      5,068     17,836     21,901
                           ---------- ---------- ---------- ----------
Operating loss                  (458)      (991)    (2,131)    (5,739)
Interest and other income
 (expense), net                    1        (84)      (120)      (219)
                           ---------- ---------- ---------- ----------
Net loss                        (457)    (1,075)    (2,251)    (5,958)
Less: Fair value of
 consideration transferred
 over carrying value of
 preferred stock                  --         --         --     (3,973)
                           ---------- ---------- ---------- ----------
Net loss attributable to
 common shareholders           $(457)   $(1,075)   $(2,251)   $(9,931)
                           ========== ========== ========== ==========

Net loss per share of
 common stock (basic and
 diluted)                     $(0.08)    $(0.34)    $(0.44)    $(3.48)
                           ========== ========== ========== ==========

Weighted average common
 shares used in computing
 loss per share
     Basic and diluted     6,036,681  3,118,834  5,174,159  2,856,532


Healthaxis Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data) (Unaudited)


                                                     Dec. 31, Dec. 31,
                                                       2005     2004
                                                     -------- --------

Assets
  Cash and cash equivalents                           $4,729   $3,930
  Accounts receivable, net                             2,256    2,368
  Other current assets                                   628      635
                                                     -------- --------
  Current assets                                       7,613    6,933
  Property, equipment and software, net                1,726    1,654
  Goodwill                                            11,276   11,276
  Other assets                                           531      795
                                                     -------- --------
  Total assets                                       $21,146  $20,658
                                                     ======== ========


Liabilities and stockholders' equity
  Current liabilities                                 $5,100   $3,607
  Long-term debt                                          --    2,041
  Other long-term liabilities                          1,239    2,211
  Stockholders' equity                                14,807   12,799
                                                     -------- --------
  Total liabilities and stockholders' equity         $21,146  $20,658
                                                     ======== ========




    CONTACT: Halliburton Investor Relations
             Investor Contact:
             Matt Kreps, 972-458-8000
             mkreps@halliburtonir.com